EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 28, 2009, relating to the consolidated financial statements and financial statement schedule, and effectiveness of Morgan Stanley's internal control over financial reporting (which reports on the consolidated financial statements and financial statement schedule, which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” an explanatory paragraph relating to the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,”) appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended November 30, 2008.

/s/   Deloitte & Touche LLP
New York, New York
May 27, 2009